Exhibit 99.1

Pacific Drilling Announces Entry into Revolving Credit Agreement

LUXEMBOURG, February 10, 2020 —  Pacific Drilling S.A. (NYSE: PACD) (the “Company”) announced today that it has entered into a $50 million first lien superpriority revolving credit agreement with Angelo, Gordon Energy Servicer, LLC, as administrative agent and the lenders party thereto (the “Revolving Credit Agreement”). The Company expects to use any future borrowings under the Revolving Credit Agreement to finance working capital and capital expenditure needs.

The Company’s obligations under the Revolving Credit Agreement are guaranteed by all of the subsidiaries that guaranty the Company’s 8.375% First Lien Notes due 2023 (“First Lien Notes”) and 11.0/12.0% Second Lien PIK Notes due 2024 (together, the “Notes”).

The Revolving Credit Agreement is secured by a sole first-priority lien on the Company’s and the guarantors’ accounts receivable and a shared first-priority lien (with holders of the First Lien Notes), on all assets serving as collateral under such First Lien Notes, with a superpriority right to repayment ahead of other first lien holders in an enforcement action.

The facility represents a portion of the Company’s permitted indebtedness capacity under the Indentures governing the Notes while preserving other permitted indebtedness capacity, such as the ability to incur up to $50 million with respect to a capital lease facility or to incur up to $50 million through use of our general indebtedness basket, which may be secured.

Pacific Drilling CEO Bernie Wolford commented, “We are pleased to partner with Angelo Gordon for this three-year $50 million facility.  As we continue to see the market for high-specification drillships improve, this facility allows us the financial flexibility to take advantage of new opportunities.”

Angelo Gordon Head of Energy Todd Dittmann commented, “We are very excited about working with Pacific Drilling and its industry-leading management team, to provide important access to capital that in combination with the Company’s top tier clients, young fleet and safe, efficient and reliable portfolio of drilling services, should create meaningful value for all stakeholders.”

About Pacific Drilling

With its best-in-class drillships and highly experienced team, Pacific Drilling is committed to exceeding our customers’ expectations by delivering the safest, most efficient and reliable deepwater drilling services in the industry. Pacific Drilling’s fleet of seven drillships represents one of the youngest and most technologically advanced fleets in the world. Pacific Drilling has principal offices in Luxembourg and Houston. For more information about Pacific Drilling, including our current Fleet Status, please visit our website at www.pacificdrilling.com.

Investor Contact:	James Harris
Pacific Drilling S.A.
+713 334 6662
Investor@pacificdrilling.com

Media Contact:	Amy L. Roddy
Pacific Drilling S.A.
+713 334 6662
Media@pacificdrilling.com

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